June 28, 2013

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC20549

Re:	Notice of Disclosure Filed in Annual Report on Form 20-F Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that Kyocera Corporation has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the year ended March 31, 2013, which was filed with the U.S. Securities and Exchange Commission on June 28, 2013. Such disclosure is located on page 24 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

Kyocera Corporation

/s/ Shoichi Aoki
Name:	Shoichi Aoki
Title:	Director, Managing Executive Officer and General Manager of Corporate Financial and Accounting Group (Principal Financial Officer)